Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140240

June 2008 Performance Update

The Frontier Fund Supplement Dated July 10, 2008 to Prospectus Dated May 27, 2008

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

June performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	June 30, 2008 MTD	June 30, 2008 YTD	NAV /Unit
Balanced Series-1	5.50%	13.81%	$115.47
Balanced Series-1a	5.53%	13.74%	$103.39
Campbell/Graham/Tiverton Series-1	4.52%	9.21%	$100.37
Currency Series-1	-0.38%	3.24%	$103.92
Long/Short Commodity Series-1	4.54%	10.93%	$112.56
Winton/Graham Series-1	3.28%	17.72%	$111.88
Winton Series-1	4.16%	12.16%	$127.68
Long Only Commodity Series-1	9.85%	29.49%	$143.47
Managed Futures Index Series-1	3.16%	9.47%	$110.12

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of June 30, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$2,701,997.74
Unrealized trading gain/(loss)	7,309,651.45
Less: commissions	(140,948.29)
Less: FCM fees	(126,717.16)
Foreign currency gain/(loss)	21,483.95
Interest income	19,907.38

Total Income	9,785,375.07
EXPENSES
Management fees	101,575.25
Incentive fees	(1,859,674.92)
Broker service fees	524,894.18

Total Expenses	(1,233,205.49)
Net Income (Loss)	$11,018,580.56

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,824,456.90488	$199,692,051.61	109.45
Current month additions	42,058.84089	4,738,125.94
Current month redemptions	(27,808.02776)	(3,130,379.14)
Net Income (loss) for current month		11,018,580.56

Net Asset Value, end of current month	1,838,707.71801	$212,318,378.97	115.47

Monthly rate of return			5.50%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$74,118.37
Unrealized trading gain/(loss)	214,095.49
Less: commissions	(4,073.24)
Less: FCM fees	(3,655.23)
Foreign currency gain/(loss)	607.60
Interest income	8,896.82

Total Income	289,989.81
EXPENSES
Trading Fee	5,942.79
Management fees	3,694.84
Incentive fees	(53,721.73)
Broker service fees	15,133.64

Total Expenses	(28,950.46)
Net Income (Loss)	$318,940.27

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	59,116.62020	$5,791,538.38	97.97
Current month additions	365.03067	36,747.47
Current month redemptions	(1,020.66003)	(103,106.39)
Net Income (loss) for current month		318,940.27

Net Asset Value, end of current month	58,460.99084	$6,044,119.73	103.39

Monthly rate of return			5.53%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$3,849,057.95
Unrealized trading gain/(loss)	(579,850.04)
Less: commissions	(16,183.09)
Less: FCM fees	(35,359.28)
Foreign currency gain/(loss)	(11,382.94)
Interest income	9,609.44

Total Income	3,215,892.04
EXPENSES
Management fees	181,480.77
Incentive fees	297,751.90
Broker service fees	148,630.05

Total Expenses	627,862.72
Net Income (Loss)	$2,588,029.32

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	594,044.73177	$57,043,475.46	96.03
Current month additions	12,725.43933	1,249,245.55
Current month redemptions	(10,975.67364)	(1,082,998.62)
Net Income (loss) for current month		2,588,029.32

Net Asset Value, end of current month	595,794.49746	$59,797,751.71	100.37

Monthly rate of return			4.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(31,473.06)
Unrealized trading gain/(loss)	30,132.16
Less: FCM fees	(6,648.20)
Interest income	2,575.24

Total Income	(5,413.86)
EXPENSES
Management fees	9,416.87
Incentive fees	—
Broker service fees	30,421.21

Total Expenses	39,838.08
Net Income (Loss)	$(45,251.94)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	116,355.44212	$12,138,485.24	104.32
Current month additions	2,411.63011	246,678.80
Current month redemptions	(1,399.95227)	(143,018.12)
Net Income (loss) for current month		(45,251.94)

Net Asset Value, end of current month	117,367.11996	$12,196,893.98	103.92

Monthly rate of return			-0.38%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,966,484.79
Unrealized trading gain/(loss)	601,721.33
Less: commissions	(32,935.68)
Less: FCM fees	(17,898.36)
Foreign currency gain/(loss)	—
Interest income	66,715.82

Total Income	2,584,087.90
EXPENSES
Management fees	125,456.01
Incentive fees	305,915.02
Broker service fees	118,290.73

Total Expenses	549,661.76
Net Income (Loss)	$2,034,426.14

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	410,622.33576	$44,211,600.49	107.67
Current month additions	21,444.32327	2,385,374.48
Current month redemptions	(2,398.60029)	(267,207.65)
Net Income (loss) for current month		2,034,426.14

Net Asset Value, end of current month	429,668.05874	$48,364,193.46	112.56

Monthly rate of return			4.54%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$692,177.24
Unrealized trading gain/(loss)	(73,511.55)
Less: commissions	(4,116.87)
Less: FCM fees	(4,685.61)
Foreign currency gain/(loss)	(1,814.31)
Interest income	2,266.02

Total Income	610,314.92
EXPENSES
Management fees	23,498.95
Incentive fees	108,148.98
Broker service fees	33,486.55

Total Expenses	165,134.48
Net Income (Loss)	$445,180.44

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	108,123.67772	$11,712,828.86	108.33
Current month additions	35,226.67378	3,878,396.28
Current month redemptions	(1,023.68338)	(112,888.21)
Net Income (loss) for current month		445,180.44

Net Asset Value, end of current month	142,326.66812	$15,923,517.37	111.88

Monthly rate of return			3.28%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,375,437.30
Unrealized trading gain/(loss)	2,157,803.05
Less: commissions	(10,243.19)
Less: FCM fees	(22,407.09)
Foreign currency gain/(loss)	(1,867.93)
Interest income	14,055.60

Total Income	3,512,777.74
EXPENSES
Management fees	90,267.33
Incentive fees	667,446.08
Broker service fees	162,341.11

Total Expenses	920,054.52
Net Income (Loss)	$2,592,723.22

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	511,448.49529	$62,691,461.73	122.58
Current month additions	549.71887	68,770.22
Current month redemptions	(6,979.54513)	(874,020.50)
Net Income (loss) for current month		2,592,723.22

Net Asset Value, end of current month	505,018.66903	$64,478,934.67	127.68

Monthly rate of return			4.16%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$606,155.79
Unrealized trading gain/(loss)	26,506.61
Less: commissions	—
Less: FCM fees	(3,117.84)
Foreign currency gain/(loss)	—
Interest income	9,432.51

Total Income	638,977.07
EXPENSES
Management fees	7,805.38
Incentive fees	—
Broker service fees	11,286.23

Total Expenses	19,091.61
Net Income (Loss)	$619,885.46

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	47,474.96172	$6,200,167.55	130.60
Current month additions	2,472.41575	343,257.66
Current month redemptions	(547.34522)	(76,087.98)
Net Income (loss) for current month		619,885.46

Net Asset Value, end of current month	49,400.03225	$7,087,222.69	143.47

Monthly rate of return			9.85%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

June 30, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$27,041.63
Unrealized trading gain/(loss)	15,885.71
Less: commissions	(404.90)
Less: FCM fees	(556.78)
Foreign currency gain/(loss)	(146.21)
Interest income	1,720.36

Total Income	43,539.81
EXPENSES
Management fees	2,227.80
Incentive fees	—
Broker service fees	2,129.78

Total Expenses	4,357.58
Net Income (Loss)	$39,182.23

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	11,363.93363	$1,213,126.89	106.75
Current month additions	510.05158	55,269.94
Current month redemptions	—	—
Net Income (loss) for current month		39,182.23

Net Asset Value, end of current month	11,873.98521	$1,307,579.06	110.12

Monthly rate of return			3.16%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 1